Exhibit 99.1

Youngevity International, Inc. Reports 2019 Third Quarter and Nine Months Results
Q3 YTD Consolidated Revenues Up 14.0%

SAN DIEGO, Calif. ---November 18, 2019 - Youngevity International, Inc. (NASDAQ: YGYI), a leading multi-channel lifestyle company, today reported financial results for the three and nine months ended September 30, 2019.

Steve Wallach, Chairman and CEO of Youngevity International stated, “Although we have recently made great strides in producing revenue growth this year, the third quarter posed a number of challenges as we faced seasonally slower sales for the direct selling segment and our commercial coffee segment contributed to a seasonally slower quarter. Additionally, our commercial hemp segment was still operating on a pre-revenue basis for this quarter. We enter Q4 with the anticipation of sales growth contribution coming from our latest acquisition within the direct selling segment and with Khrysos Industries beginning to generate revenue which has us anticipating finishing 2019 year with double digit revenue growth.”

Dave Briskie, President and CFO of Youngevity International stated, “We are not pleased with Q3’s performance, however, we are confident that we made the appropriate moves in Q3 pivoting our commercial hemp enterprise business model. The decision to expand Khrysos Industries into an 82,000 square foot, pharma grade, post processing facility has prolonged the period of time we will operate our commercial hemp enterprise on a pre-revenue basis, however, ultimately this decision is expected to accelerate our ability to compete, scale, and grow profitable revenue as we close out 2019 and move into 2020”.

Third Quarter 2019 Results

Revenues for the third quarter ended September 30, 2019 decreased 13.0% to $34,017,000 as compared to $39,082,000 for the three months ended September 30, 2018. We derived approximately 89.0% of our revenue from our direct selling segment and approximately 10.5% of our revenue from our commercial coffee segment and approximately 0.5% from our commercial hemp segment. Direct selling segment revenues decreased by $4,024,000 or 11.7% to $30,256,000 in the current quarter as compared to $34,280,000 for the quarter ended September 30, 2018. This decrease was primarily attributable to a decrease in the number of ordering customers, partially offset by an increase in revenues from distributors due to an increase in the average order amount per distributor. Commercial coffee segment revenues decreased by $1,225,000 or 25.5% to $3,577,000 in the current quarter as compared to $4,802,000 for the quarter ended September 30, 2018. This decrease was attributed to lower revenues in our green coffee and roasted coffee businesses. During the three months ended September 30, 2019, there were no revenues related to the new 2019 green coffee contract that began shipping in January 2019 as the Company sold most of the green coffee purchased under this contract during the first half of 2019. For the three months ended September 30, 2019, the Company’s new commercial hemp segment recorded $184,000 in revenues.

Gross profit for the third quarter ended September 30, 2019 decreased approximately 16.8% to $19,738,000 as compared to $23,712,000 for the three months ended September 30, 2018. Gross profit in the direct selling segment decreased by 16.4% to $19,749,000 from $23,622,000 in the same period last year primarily as a result of the decrease in revenues discussed above and an increase in inventory reserve expense of $691,000. Gross profit as a percentage of revenues in the direct selling segment decreased to 65.3% for the three months ended September 30, 2019, compared to 68.9% in the same period last year. Gross profit in the commercial coffee segment decreased to a loss of $163,000 compared to a profit of $90,000 in the same period last year. The decrease in gross profit in the commercial coffee segment was primarily due to the decrease in revenues discussed above. Gross profit in the commercial hemp segment was $152,000. Overall gross profit as a percentage of revenues decreased to 58.0%, compared to 60.7% in the same period last year, primarily due to the decrease in revenues discussed above and the increase in inventory reserve expense of $691,000.

Operating expenses increased 12.3% to $28,217,000 as compared to $25,118,000 for the three months ended September 30, 2018.

Distributor compensation paid to our independent distributors in the direct selling segment decreased 13.0% to $13,122,000 from $15,076,000 for the three months ended September 30, 2018 primarily as a result of the decrease in revenues.

Total sales and marketing expense increased 11.9% to $4,432,000 from $3,962,000 for the three months ended September 30, 2018. In the direct selling segment, sales and marketing expense increased by 7.0% to $4,009,000 in the current quarter from $3,747,000 for the same period last year, primarily due to increased convention costs, partially offset by lower marketing costs. In the commercial coffee segment, sales and marketing expense increased by $40,000 to $255,000 in the current quarter compared to $215,000 in the same period last year, primarily due to increased advertising and compensation expense. Sales and marketing expense was $168,000 in the commercial hemp segment.

Total general and administrative expense increased 174.8% to $10,663,000 in the current quarter from $3,880,000 for the same period last year. In the direct selling segment, general and administrative expense increased by 114.3% to $6,615,000 in the current quarter from $3,087,000 for the same period last year. This increase was primarily due to an increase in legal, accounting, computer expense and non-cash equity-based compensation expense of $1,476,000 which was partially offset by a decrease in intangible amortization expense of $171,000. In addition, the contingent liability revaluation adjustment in the current quarter was a reduction in expense of $478,000 compared to a reduction in expense of $2,618,000 for the same period last year. In the commercial coffee segment, general and administrative costs increased by $1,126,000 or 142.0% to $1,919,000 in the current quarter compared to $793,000 in the same period last year. This was primarily due to an increase in wages, warehouse storage costs and profit-sharing expense of $863,000, compared to a profit-sharing benefit of $247,000 in the same period last year. General and administrative expense was $2,129,000 in the commercial hemp segment, mostly related to wages, supplies and general office costs.

For the three months ended September 30, 2018, our direct selling segment recorded a loss on impairment of intangible assets related to our acquisition of BeautiControl whereby the underlying intangible assets were impaired and recorded a loss on impairment of intangible assets of approximately $2,200,000.

Other expense for the third quarter ended September 30, 2019 decreased by $7,417,000 to other income of $472,000 as compared to other expense of $6,945,000 for the three months ended September 30, 2018.
Net interest expense decreased by $298,000 to $1,109,000 for the three months ended September 30, 2019, compared to $1,407,000 for the same period in the prior year.

Change in fair value of derivative liabilities increased by $7,995,000 to $2,457,000 in other income for the three months ended September 30, 2019 compared to $5,538,000 in other expense for the same period in the prior year and we also recorded a non-cash loss on modification of warrants of $876,000 in the current quarter.

Net loss for the third quarter ended September 30, 2019 was $7,874,000 as compared to net loss of $8,410,000 for the three months ended September 30, 2018. The reason for the decrease in net loss when compared to the prior period was due to the decrease in total other expense of $7,417,000 and the increase in income tax benefit of $192,000, offset by the increase in operating loss of $7,073,000.

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) as adjusted to remove the effect of equity-based compensation expense, the loss on impairment of intangible assets, the loss on modification of warrants and the change in the fair value of the warrant derivatives or "Adjusted EBITDA," decreased to negative $4,444,000 for the quarter ended September 30, 2019, compared to $2,670,000 in the same period last year.

Nine Months Ended September 30, 2019 Results

Revenues for the nine months ended September 30, 2019 increased 14.0% to $144,004,000 as compared to $126,331,000 for the same period last year. During the nine months ended September 30, 2019, we derived approximately 66.5% of our revenue from our direct selling sales and approximately 33.1% of our revenue from our commercial coffee sales and approximately 0.4% from our commercial hemp segment. Direct selling segment decreased by $10,637,000 or 10.0% to $95,800,000 as compared to $106,437,000 for the same period last year. This decrease was attributed to a decrease of $11,058,000 in revenues from existing business, partially offset by revenues from new acquisitions of $421,000. The decrease in existing business was primarily due to a decline in the number of ordering distributors and customers, partially offset by an increase in average order amount per distributor. Commercial coffee segment revenues increased by $27,785,000 or 139.7% to $47,679,000 as compared to $19,894,000 for the same period last year. This increase was primarily attributed to increased revenues during the first half of 2019 related to the new 2019 green coffee contract that began shipping in January 2019 for approximately $250 million over 5 years. Our new commercial hemp segment recorded $525,000 in revenues.

Gross profit decreased approximately 2.2% to $72,509,000 as compared to $74,106,000 for the same period last year. Overall gross profit as a percentage of revenues decreased to 50.4% compared to 58.7% in the same period last year, primarily due to increased revenues from the lower margin commercial coffee segment. Gross profit in the direct selling segment decreased by 11.8% to $64,744,000 from $73,444,000 in the prior period primarily as a result of the decrease in revenues discussed above and the increase in expense related to inventory adjustments. Gross profit as a percentage of revenues in the direct selling segment decreased to 67.6% for the nine months ended September 30, 2019, compared to 69.0% in the same period last year. Gross profit in the commercial coffee segment increased to $7,635,000 compared to $662,000 in the prior period. The increase in gross profit in the commercial coffee segment was primarily due to the increase in revenues from our new 2019 green coffee contract discussed above. Gross profit as a percentage of revenues in the commercial coffee segment increased to 16.0% for the nine months ended September 30, 2019, compared to 3.3% in the same period last year. Gross profit in the commercial hemp segment of $130,000 was related to the February 12, 2019 acquisition of Khrysos Industries, Inc.

Operating expenses increased 23.7% to $92,541,000 for the nine months ended September 30, 2019, as compared to $74,835,000 for the same period last year. This increase included an increase of $12,892,000 in non-cash equity-based compensation expense related to stock options issued in the first quarter of the current year. Excluding the increase in equity-based compensation expense, the increase in our operating expense would have been 6.4%.

Distributor compensation paid to our independent distributors in the direct selling segment decreased 9.8% to $42,509,000 for the nine months ended September 30, 2019 from $47,141,000 for the same period last year. This decrease was primarily attributable to the decrease in revenues. Distributor compensation as a percentage of direct selling revenues increased slightly to 44.4% for the nine months ended September 30, 2019 as compared to 44.3% for the same period last year.

Total sales and marketing expense increased 6.6% to $11,237,000 for the nine months ended September 30, 2019 from $10,537,000 for the same period last year. This increase included an increase of $471,000 in equity-based compensation expense in the first quarter of the current year. Excluding the increase in equity-based compensation expense, sales and marketing expense would have increased by 2.2%. In the direct selling segment, sales and marketing expense increased by 3.3% to $10,213,000 for the nine months ended September 30, 2019, compared to $9,888,000 for the same period last year. This increase included an increase of $471,000 in equity-based compensation expense. Excluding the increase in equity-based compensation expense, sales and marketing expense would have decreased by 1.5%. In the commercial coffee segment, sales and marketing costs increased by 25.1% to $812,000 for the nine months ended September 30, 2019, compared to $649,000 for the same period last year, primarily due to increased advertising costs and compensation expense. Sales and marketing expense were $212,000 in the commercial hemp segment for the nine months ended September 30, 2019.

Total general and administrative expense increased 159.4% to $38,795,000 for the nine months ended September 30, 2019 from $14,957,000 for the same period last year. This increase included an increase of $12,421,000 in equity-based compensation expense in the first quarter of the current year. Excluding the increase in equity-based compensation expense, the increase in general and administration expense would have been 76.3%. In the direct selling segment, general and administrative expense increased by 132.0% to $29,112,000 for the nine months ended September 30, 2019 from $12,547,000 for the same period last year. This increase included an increase of $10,995,000 in equity-based compensation expense in the first quarter of the current year. Excluding the increase in equity-based compensation expense, general and administrative expense would have increased by 44.4%. This increase was primarily due to an increase in accounting and computer consulting fees. In addition, equity issuance costs were $3,982,000 in the current period, compared to none for the same period last year and the contingent liability revaluation adjustment in the current period resulted in a reduction in expense of $911,000 compared to a reduction in expense of $4,076,000 for the same period last year. In the commercial coffee segment, general and administrative costs increased by 156.9% to $6,192,000 for the nine months ended September 30, 2019 compared to $2,410,000 in the same period last year. This increase included an increase of $1,425,000 in equity-based compensation expense in the first quarter of 2019. Excluding the increase in stock-based compensation expense, general and administration expense in the commercial coffee segment would have increased by 97.8%. This was primarily due to an increase in wages, incentives, warehouse storage costs and profit-sharing expense of $1,331,000, compared to a profit-sharing benefit of $719,000 in the same period last year. General and administrative expense was $3,491,000 in the commercial hemp segment, and was mostly related to wages, supplies and general office costs.

For the nine months ended September 30, 2018, the Company’s direct selling segment recorded a loss on impairment of intangible assets related to the Company’s acquisition of BeautiControl whereby the underlying intangible assets were impaired and recorded a loss on impairment of intangible assets of approximately $2,200,000.

Total other expense decreased by $10,174,000 to $210,000 for the nine months ended September 30, 2019 as compared to other expense of $10,384,000 for the same period last year. Net interest expense decreased by $990,000 to $3,678,000 for the nine months ended September 30, 2019, compared to $4,668,000 for the same period last year. Change in fair value of derivative liabilities increased by $8,978,000 to $4,344,000 in other income for the nine months ended September 30, 2019 compared to $4,634,000 in other expense for the same period last year. The Company recorded a non-cash loss on modification of warrants of $876,000 for the three months ended September 30, 2019 as a result of modification of the warrant terms of certain holders. For the nine months ended September 30, 2018, the Company recorded a non-cash extinguishment loss on debt of $1,082,000 as a result of the triggering of the automatic conversion of the 2017 Notes associated with our July 2017 Private Placement to common stock. There was no loss on debt extinguishment for the nine months ended September 30, 2019.

For the nine months ended September 30, 2019, the Company recorded an income tax benefit of $61,000 as compared to an income tax provision of $219,000 for the nine months ended September 30, 2018.

We reported an increase in net loss of $8,849,000 to a net loss of $20,181,000 for the nine months ended September 30, 2019 as compared to a net loss of $11,332,000 for the same period last year. The reason for the increase in net loss was due to the increase in operating loss of $19,303,000, offset by the decrease in other expense of $10,174,000 and an increase in income tax benefit of $280,000. The primary reason for the increase in operating loss was the increase of $12,966,000 in non-cash equity-based compensation expense and non-cash equity issuance costs of $3,982,000.

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) as adjusted to remove the effect of equity-based compensation expense, the loss on impairment of intangible assets, the loss on modification of warrants, the change in the fair value of the warrant derivatives and the loss on extinguishment of debt or "Adjusted EBITDA," decreased to $567,000 for the nine months ended September 30, 2019, compared to $6,393,000 in the same period last year.

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income (loss), and adding back the expenses related to interest, income taxes, depreciation, amortization, equity-based compensation expense, change in the fair value of the warrant derivative, non-cash impairment loss and debt extinguishment or modification gain or loss, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of Adjusted EBITDA to Net Loss is presented in the table at the end of this press release.

BALANCE SHEET HIGHLIGHTS:
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Cash & cash equivalents were $7,270,000 at September 30, 2019 versus $2,879,000 at December 31, 2018
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Total assets were $141,185,000 at September 30, 2019 versus $75,973,000 at December 31, 2018
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Total liabilities were $85,012,000 at September 30, 2019 versus $52,998,000 at December 31, 2018
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Total stockholders’ equity was $56,173,000 at September 30, 2019 versus $22,975,000 at December 31, 2018

Conference Call Information

Youngevity International will host a conference call today, at 4:15 PM Eastern Standard Time, (1:15 PM Pacific Standard Time), to discuss its financial results, quarterly and yearly highlights and business outlook.

All interested parties can participate in the conference call by dialing 1-877-870-4263 (Toll Free) or 1-412-317-0790 (international) and refer to the “Youngevity International Call”. The webcast will be accessible in the Investors section of the Company’s website at https://ygyi.com/. The archived webcast will be available for replay on the Youngevity website approximately one day after the event.

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a multi-channel lifestyle company operating in three distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a multi-vertical omni direct selling enterprise. The Company features a multi country selling network and has assembled a virtual Main Street of products and services under one corporate entity, YGYI offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding sales growth contribution coming from our latest acquisition within the direct selling segment and with Khrysos Industries beginning to generate revenue, finishing 2019 year with double digit revenue growth and the decision to expand Khrysos Industries into an 82,000 square foot, pharma grade, post processing facility accelerating our ability to compete, scale, and grow profitable revenue as we close out 2019 and move into 2020. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to grow sales through our latest acquisition within the direct selling segment and by Khrysos Industries beginning to generate revenue, our ability to finish 2019 year with double digit revenue growth, our ability to leverage the capabilities of Khrysos Industries’ 82,000 square foot, pharma grade, post processing facility to accelerate our ability to compete, scale, and grow profitable revenue, our ability to develop and grow our commercial hemp segment, our ability to drive revenue in our commercial coffee segment, our ability to continue our international growth, our ability to leverage our platform and global infrastructure to drive organic growth, our ability to return to profitability, expand our liquidity, and strengthen our balance sheet, our ability to continue to maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenues	$34,017	$39,082	$144,004	$126,331
Cost of revenues	14,279	15,370	71,495	52,225
Gross profit	19,738	23,712	72,509	74,106
Operating expenses
Distributor compensation	13,122	15,076	42,509	47,141
Sales and marketing	4,432	3,962	11,237	10,537
General and administrative	10,663	3,880	38,795	14,957
Loss on impairment of intangible assets	-	2,200	-	2,200
Total operating expenses	28,217	25,118	92,541	74,835
Operating loss	(8,479)	(1,406)	(20,032)	(729)
Interest expense, net	(1,109)	(1,407)	(3,678)	(4,668)
Change in fair value of warrant derivative liability	2,457	(5,538)	4,344	(4,634)
Loss on modification of warrants	(876)	-	(876)	-
Extinguishment loss on debt	-	-	-	(1,082)
Total other income (expense)	472	(6,945)	(210)	(10,384)
Loss before income taxes	(8,007)	(8,351)	(20,242)	(11,113)
Income tax (benefit) provision	(133)	59	(61)	219
Net loss	(7,874)	(8,410)	(20,181)	(11,332)
Preferred stock dividends	(85)	(92)	(127)	(137)
Accretion of discount from beneficial conversion feature on preferred stock	-	(1,386)	-	(1,386)
Net loss attributable to common stockholders	$(7,959)	$(9,888)	$(20,308)	$(12,855)

Net loss per share, basic	$(0.27)	$(0.46)	$(0.70)	$(0.61)
Net loss per share, diluted	$(0.27)	$(0.46)	$(0.75)	$(0.61)

Weighted average shares outstanding, basic	30,035,182	21,686,085	28,924,305	20,986,151
Weighted average shares outstanding, diluted	30,039,676	21,686,085	29,003,331	20,986,151

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net (Loss) Income
(In thousands - unaudited))

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(7,874)	$(8,410)	$(20,181)	$(11,332)
Add/Subtract:
Interest, net	1,109	1,407	3,678	4,668
Income tax (benefit) provision	(133)	59	(61)	219
Depreciation	617	463	1,694	1,365
Amortization	1,249	724	2,505	2,416
EBITDA	(5,032)	(5,757)	(12,365)	(2,664)
Add/Subtract:
Equity based compensation	2,169	689	16,400	1,141
Loss on impairment of intangible assets	-	2,200	-	2,200
Loss on extinguishment of debt	-	-	-	1,082
Loss on modification of warrants	876	-	876	-
Change in the fair value of warrant derivative	(2,457)	5,538	(4,344)	4,634
Adjusted EBITDA	$(4,444)	$2,670	$567	$6,393

Contacts:

Youngevity International, Inc.
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investor Relations
YGYI Investor Relations
800.504.8650
investors@ygyi.com

Media Relations
Trendlogic PR
800.992.6299
contact@trendlogicpr.com